Exhibit 10.1

October 4, 2007

Alex Fitzpatrick

4584 Granger Street

San Diego, CA 92107

Re:	Benefits upon Change of Control and Termination of Employment

Dear Alex:

I am pleased to confirm that the Compensation Committee (the “Committee”) of the Board of Directors of Kintera, Inc. (the “Company”) has approved certain new benefits awarded to you as described in this letter.

1.	COMPANY TERMINATION OBLIGATIONS

a. Termination by Company without Cause. Where the Company terminates your employment without Cause (as defined below), and your employment is not terminated due to death or Disability (as defined below), you will be eligible to receive: (i) continued payment of Executive’s then-monthly base salary for six (6) months according to the Company’s normal payroll practices, less applicable withholdings and any renumeration received by you because of your employment or self-employment during the six (6) month period; and (ii) continued eligibility to participate in medical, life, dental and disability insurance coverage for you and your eligible dependents to the extent permitted under the applicable plans of the Company as in effect on the date of such termination, at the Company’s expense for six (6) months, provided, however, that after such termination you shall continue to pay premiums in respect to such coverage to the same extent as was the case immediately prior to such termination. Your eligibility to receive the severance set forth in this Section 1(a) is conditioned on you having first signed a release agreement in the form attached as Exhibit A. Upon satisfaction of the Company’s obligations under this Section 1(a), all other obligations of the Company under this letter shall cease.

b. Termination without Cause or Resignation for Good Reason in Connection with Change in Control. Notwithstanding anything to the contrary in this Agreement, if within the period two months prior to and two years following a “Change in Control” your voluntarily resign for “Good Reason” or your employment is terminated by the Company without Cause, and your employment is not terminated due to death or Disability, then in lieu of receiving the amounts set forth in Section 1(a) hereof, the Executive will be

9605 Scranton Road, Suite 240 San Diego, CA 92121 • Phone (858) 795.3000 • Fax (858) 795.3010

www.kintera.com

eligible to receive: (i) in a lump sum in immediately available funds within fifteen (15) business days after the date of termination, an amount equal to the sum of (A) 50% of your annual base salary in effect at the time of termination and (B) 50% of the maximum annual bonus for which you are eligible at the time of termination, calculated based upon the bonus period in which the termination occurs; (ii) continued eligibility to participate in medical, life, dental and disability insurance coverage for you and your eligible dependents to the extent permitted under the applicable plans of the Company as in effect on the date of such termination, at the Company’s expense for six (6) months; and (iii) any unvested shares of restricted stock, unvested options or other equity-based compensation awards held by you automatically shall become 100% vested. Your eligibility to receive the severance set forth in this Section 1(b) is conditioned on you having first signed a release agreement in the form attached as Exhibit A. Upon satisfaction of the Company’s obligations under this Section 1(b), all other obligations of the Company under this letter shall cease.

1. For purposes of Section 1(b),”Good Reason” shall mean any one or more of the following: (i) without your express written consent, the relocation of the principal place of your service to a location that is more than fifty (50) miles from your principal place of service immediately prior to the date of the Change in Control; (ii) any failure by the Company to pay, or any reduction by the Company of your base salary in effect immediately prior to the date of the Change in Control; (iii) any failure by the Company to (1) continue to provide to you a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those to which you were entitled immediately prior to the Change in Control (except that your contributions may be increased to the extent of any cost increases imposed by third parties) or (2) provide you with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee of the Company; or (iv) a change your position with the Company which materially reduces your level of responsibility.

2. For purposes of Section 1(b), the term “Change in Control” shall have the meaning set forth in the Company’s 2003 Equity Incentive Plan.

c. Termination Due to Disability. Your employment shall terminate automatically if you become Disabled. You shall be deemed Disabled if you are unable for medical reasons to perform your essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twleve (12) month period and, within thirty (30) days after a notice of termination is given to you, you have not returned to work. If your employment is terminated by the Company due to your Disability, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 2.

9605 Scranton Road, Suite 240 San Diego, CA 92121 • Phone (858) 795.3000 • Fax (858) 795.3010

www.kintera.com

d. Termination Due to Death. Your employment shall terminate automatically upon your death. If your employment is terminated due to your death, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 2.

e. Termination by Company for Cause. Where the Company terminates your employment for Cause, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 2 below. For purposes of this Agreement, “Cause” shall mean: (i) your theft, dishonesty, or falsification of any Company documents or records; (ii) your improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action by you which has a detrimental effect on the Company’s reputation or business; (iv) your failure or inability to perform adequately any reasonable assigned duties as determined by the Company; (v) any violation by you of any material agreement between you and the Company, which breach is not cured to the extent that the applicable agreement provides for a cure period, or any breach of any material Company policy or material statutory duty to the Company; or (vi) your conviction (including any plea of guilty or nolo contendere) of any felony or crime involving moral turpitude or dishonesty.

f. Executive’s Resignation. Where Executive resigns Executive’s employment under circumstances other than those governed by Section 1(b), all obligations of the Company under this letter shall cease, other than those set forth in Section 2.

g. Delayed Payments. In the event that Section 409A (“409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), applies to any compensation with respect to your termination, payment of that compensation shall be delayed if you are a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six (6) months from the date of your termination. On the day following the end of such six-month period, the Company shall make a catch-up payment to you equal to the total amount of such payments that would have been made during the six-month period but for this Section 1(g).

2.	AT-WILL EMPLOYMENT

Your employment shall continue to be “at-will” at all times. The Company or you may terminate your employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Following the termination of your employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination. Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 1.

9605 Scranton Road, Suite 240 San Diego, CA 92121 • Phone (858) 795.3000 • Fax (858) 795.3010

www.kintera.com

3.	ENTIRE AGREEMENT

This letter, together with Exhibit A and documents governing stock option awards issued to you prior to the date of this letter, is intended to be the final, complete, and exclusive statement of the subject matter hereof. This letter may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the stock option award and stock option agreement governing Executive’s outstanding equity awards and the Proprietary Information Agreement attached as Exhibit A). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to you and are inconsistent with the terms of this letter, you shall be entitled to the benefit of the provisions more favorable to you. Any subsequent change in your duties, position, or compensation will not affect the validity or scope of this letter.

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We hope your employment with Kintera, Inc. will continue to prove mutually rewarding, and we look forward to continuing to work with you. On behalf of the Committee and the entire organization, we are very pleased to have you on the Kintera, Inc. team, and we look forward to your continued contribution. If you have any questions, please contact Brett Coin (858) 357-5535.

Sincerely,

/s/ Brett Coin
Brett Coin
Vice President, Human Resources

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I have read this letter in its entirety and agree to the terms and conditions described in these documents. I understand and agree that my employment with Kintera, Inc. continues to be at-will.

Dated 10/04/07	/s/ Alex Fitzpatrick
By: Alex Fitzpatrick

9605 Scranton Road, Suite 240 San Diego, CA 92121 • Phone (858) 795.3000 • Fax (858) 795.3010

www.kintera.com